EXHIBIT 5.2

[BAKER DONELSON BEARMAN CALDWELL & BERKOWITZ PC LETTERHEAD]

April 9, 2010

The Old Evangeline Downs, L.L.C.
Belle of Orleans, L.L.C.
301 Bell Street
Dubuque, Iowa 52001

Ladies and Gentlemen:

We have acted as special counsel to The Old Evangeline Downs, L.L.C., a Louisiana limited liability company ("OED"), and Belle of Orleans, L.L.C., a Louisiana limited liability company ("BOO") in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement") by Peninsula Gaming, LLC, a Delaware limited liability company (“PGL”), and Peninsula Gaming Corp. ("PGC," and together with PGL, the "Issuers"), OED, BOO and the other guarantors named therein (the “Guarantors”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed exchange of 8 3/8%  Senior Secured Notes due 2015 (the "New Secured Notes") for any and all issued and outstanding 8 3/8%  Senior Secured Notes due 2015 (the “Old Secured Notes”) and of 10 3/4% Senior Unsecured Notes due 2017 (the “New Unsecured Notes” and, together with the New Secured Notes, the “New Notes”) for any and all issued and outstanding 10 3/4% Senior Unsecured Notes due 2017 (the "Old Unsecured Notes" and, together with the Old Secured Notes, the “Old Notes”).  The Old Notes were, and the New Notes will be, issued under indentures (the "Indentures"), each dated August 6, 2009, each among the Issuers, the Guarantors and U.S. Bank National Association, as trustee.

In rendering the opinions set forth below, we have examined the originals, or certified, conformed or reproduction copies of all such records, agreements, instruments and documents as we have deemed necessary or appropriate.  In all such examinations, we have relied upon the genuineness of all signatures, the authenticity of all original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies.  We also have assumed, with respect to all parties to agreements or instruments relevant hereto other than OED and BOO, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.  As to various questions of fact relevant to such opinions, we have relied upon, and have assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Issuers and others.

April 9, 2010

Based upon the foregoing and subject to the other limitations, qualifications and assumptions set forth herein, we are of the opinion that OED and BOO have the power and authority to issue, execute and deliver the New Notes and to perform its obligations thereunder, and the issuance, execution and delivery of the New Notes, and the performance by OED and BOO of its obligations under the New Notes, have been duly authorized by all requisite action on the part of OED and BOO.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.  In giving this consent, we do not admit that we are "experts," within the meaning of that term as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an Exhibit or otherwise.

The foregoing opinion is strictly limited to the matters stated herein, and no other or more extensive opinion is intended or implied or to be inferred beyond the matters expressly stated herein.  The foregoing opinion is based on and is limited to, as in effect on the date hereof, the laws of the State of Louisiana.  White & Case LLP may rely on this opinion as to matters of Louisiana law in rendering their opinion of even date herewith.

Sincerely,

/s/Baker Donelson Bearman Caldwell & Berkowitz PC